Exhibit 10.18

GEOMET, INC.

AMENDED AND RESTATED

NON-QUALIFIED STOCK OPTION AGREEMENT

This Amended and Restated Non-Qualified Stock Option Agreement (this “Agreement”), made as of the 2nd day of December, 2008, by and between GeoMet, Inc., a Delaware corporation formerly known as GeoMet Resources, Inc. (the “Company”), and                                          , an employee of the Company (“Optionee”);

W I T N E S S E T H:

WHEREAS, pursuant to that certain Stock Acquisition and Stockholders’ Agreement of December 7, 2000 among the Company, Optionee,                                  and Yorktown Energy Partners IV, L.P. (the “Acquisition Agreement”), the Company and Optionee entered into a Non-Qualified Stock Option Agreement on                                  (the “Original Agreement”) pursuant to which the Company granted an option to purchase                  shares of common stock, par value $0.01 per share, of the Company at an exercise price of $10.00 per share to Optionee, who is an employee of the Company or an affiliate; and

WHEREAS, the parties now desire to amend and restate the Original Agreement to reflect the effect of a four-for-one common stock split of the Company’s common stock effective January 24, 2006, to include a vesting period from the date of this Agreement until January 1, 2009 and to accelerate vesting of the Options (as defined below) under certain circumstances;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms:

1. Grant of Option; Vesting. The Company hereby grants to Optionee the right and option to purchase, as hereinafter set forth,                      shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at the exercise price of $2.50 per share (the “Option”). The Option will vest and become exercisable as set forth in paragraph 2.

2. Option Period and Terms of Exercise of Option. The Option will become exercisable on January 1, 2009 and, except as provided below, the Option may not be exercised unless Optionee shall have been in the continuous employ of the Company or an affiliate from the date of this Agreement to the date of exercise of the Option:

(i) In the event of Optionee’s termination of employment on account of death or permanent or total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), the Option shall vest to the extent not already vested and become immediately exercisable in full for up to one year from the date of such termination of employment, unless the Option, by its terms, expires earlier.

(ii) In the event of Optionee’s termination of employment for any reason (other than the reasons set forth in subparagraph (i) of this paragraph 2), the Option may be exercised, to the extent then vested, for up to three months from the date of such termination of employment, unless the Option, by its terms, expires earlier; provided that, if Optionee’s termination of employment is a Without Cause Termination or a Good Reason Termination (as such terms are defined in the Employment Agreement between the Company and Optionee of December 7, 2000 (the “Employment Agreement”)), the Option shall vest to the extent not already vested and become immediately exercisable in full for the period of time set forth in this paragraph 2(ii).

In no event shall the Option be exercisable in whole or in part after the expiration of 10 years from the date of the Original Agreement. The Option is intended to be a non-qualified stock option and shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code.

3. Requirement of Employment. Except as provided in paragraph 2 hereof, the Option and the rights of Optionee evidenced hereby may not be exercised unless Optionee is at the time of exercise an employee of the Company or an affiliate of the Company.

4. Exercise of Option. The Option may be exercised by written notice signed by Optionee and delivered to the Chairman of the Board, Chief Executive Officer or President or sent by registered or certified mail, postage prepaid, addressed to the Company (for the attention of its Chairman of the Board, Chief Executive Officer and President) at its corporate office at 909 Fannin, Suite 1850, Houston, Texas 77010. Such notice shall state the number of shares as to which the Option is exercised and shall be accompanied by the full amount of the exercise price for such shares. Any such notice shall be deemed given on the date on which the same was deposited in the mail, addressed and sent in accordance with this paragraph.

5. Payment of Exercise Price. The exercise price may be paid in cash or, in whole or in part, by the surrender of issued and outstanding shares of common stock of the Company which shall be credited against the exercise price at the Fair Market Value of the shares surrendered on the date immediately prior to the date of exercise of the Option. Payment of the exercise price of the Option also may be made by delivery to the Company or its designated agent (in the manner provided in paragraph 4) of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to the Company to pay the exercise price and applicable withholding taxes, if any, due in connection with such cashless exercise. For purposes of this Agreement, the term “Fair Market Value” means the Per Share Fair Market Value (as such term is defined in the Acquisition Agreement) multiplied by the number of shares of Common Stock in question.

6. Payment of Tax Withholding. Promptly after demand by the Company, and at its direction, Optionee shall pay to the Company an amount equal to the applicable withholding taxes due in connection with the exercise of the Option. Such withholding taxes may be paid in cash or, subject to the further provisions of this paragraph, in whole or in part, by having the Company withhold from the shares of Common Stock otherwise issuable upon exercise of the Option a number of shares of Common Stock having a value equal to the amount of such withholding taxes or by delivering to the Company a number of issued and outstanding shares of Common Stock (excluding restricted shares still subject to a risk of forfeiture) having a value equal to the amount of such withholding taxes. The value of any shares of Common Stock so withheld by or delivered to the Company shall be based on the Fair Market Value (as defined in paragraph 5) of such shares on the date on which the tax withholding is to be made. Optionee shall pay to the Company in cash the amount, if any, by which the amount of such withholding taxes exceeds the value of the shares of Common Stock so withheld or delivered. An election by Optionee to have shares withheld or to deliver shares to pay withholding taxes (an “Election”) must be made at or prior to the time of exercise of the Option. All Elections shall be made in the same manner as is required for the exercise of the Option and shall be made on a form approved by the Company.

7. Delivery of Certificates Upon Exercise of Options. Delivery of a certificate or certificates representing the purchased shares shall be made promptly after receipt of notice of exercise and payment of the purchase price and the amount of any withholding taxes to the Company, if required. If the Company so elects, its obligation to deliver shares of common stock upon the exercise of the Option shall be conditioned upon its receipt from the person exercising the Option of an executed investment letter, in form and content satisfactory to the Company and its legal counsel, evidencing the investment intent of such person and such other matters as the Company may reasonably require. In addition, if the Company so elects, the certificate or certificates representing the shares of common stock issued upon exercise of the Option shall bear a legend to reflect any restrictions on transferability.

8. Adjustments Upon Change in Common Stock. In the event that before delivery by the Company of all the shares in respect of which the Option is granted, the Company shall have effected a split of the common stock or a dividend payable in common stock, or the outstanding common stock of the Company shall have been combined into a smaller number of shares, the shares still subject to the Option shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the exercise price per share shall be decreased or increased so that the aggregate exercise price for all the then optioned shares shall remain the same as immediately prior to such split, dividend or combination. In the event of a reclassification of the common stock not covered by the foregoing, or in the event of a liquidation, separation or reorganization, including a merger, consolidation or sale of assets, it is agreed that the Board shall make such adjustments, if any, as it may deem appropriate in the number of shares, exercise price and kind of shares still subject to the Option.

9. Acceleration of Vesting. The Option shall vest in full automatically as set forth in this Agreement and Section 5.3(a) of the Acquisition Agreement.

10. No Right to Continued Employment. Nothing contained in this Agreement shall confer upon Optionee the right to continue in the employ of the Company, or interfere in any way with the rights of the Company to terminate Optionee’s employment at any time, with or without cause.

11. Amendment. This Agreement may be amended, and the terms hereof may be waived, to the extent permitted by applicable law and regulations in effect from time to time, only by a written instrument signed by the Company and Optionee or, in the case of a waiver, by the party waiving compliance.

12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of Texas, without regard to the conflicts of laws principles thereof.

13. Effect of Other Agreements. The Option is being granted pursuant to the terms of the Acquisition Agreement and the Employment Agreement. To the extent that this Agreement conflicts with the Acquisition Agreement or the Employment Agreement, the terms and conditions of those agreements shall control.

In WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

GEOMET, INC.

By:
[Name] [Title]

OPTIONEE:

[Name]